                                                                   EXHIBIT 23.1




The Board of Directors
The Spectranetics Corporation:




We consent to the incorporation by reference in the Registration Statement on Form S-8 of The Spectranetics Corporation of our report dated February 2, 2000, relating to the consolidated balance sheets of The Spectranetics Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations and other comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of The Spectranetics Corporation.




/s/ KPMG LLP




Denver, Colorado
November 21, 2000